Exhibit 99.1

David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. ACQUIRES VIOX CORPORATION
VIOX Produces Specialty Solar Glass and Bio-Active Glass Products

Costa Mesa, Calif. — January 4, 2011 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has acquired Seattle, Washington based specialty glass company, VIOX Corporation (“VIOX”). The purchase price consists of approximately $27 million in cash paid at closing which includes a post closing adjustment in approximately two months, plus contingent payments up to a maximum of $22 million, based on VIOX achieving certain sales diversification and earnings targets during the 30-month period following the closing. For the twelve-month period ended September 30, 2010, VIOX had sales of approximately $22 million with strong operating margins. Ceradyne anticipates that this acquisition will be immediately accretive.

VIOX is a 40-year-old corporation that develops, manufactures and markets specialty glass compositions for a wide range of electronic, industrial and health care markets. Many of VIOX’s current senior management have earned degrees in ceramic engineering from the University of Washington. Specialty glass is often considered a subset of technical ceramics and can be adapted via its formulation composition to have various desired electrical, sealing and bioactive properties.

In recent years, VIOX developed a specialty glass formulation for polycrystalline silicon photovoltaic solar applications. VIOX customers add electrically conducting powdered metals such as silver or aluminum to the VIOX powdered specialty glass. When applied by the solar cell manufacturer in thin bands to the solar wafer, they act as an extremely efficient conduit to transport the electrons from the solar wafer to the connection box. This development has led to rapid recent growth in VIOX sales. Solar glass products now account for almost 70% of VIOX sales. Many of the ultimate solar users of VIOX glass are also Ceradyne’s customers for its high purity ceramic solar crucibles.

VIOX also produces bio-active glasses for the healthcare industry. These compositions have demonstrated an ability to react with and promote human bone growth. Markets for these materias include dental, orthopedic surgery, wound care, hearing loss correction and several other medical uses. The VIOX bio-active product line is in an early production mode.

VIOX will be a wholly owned subsidiary of Ceradyne, Inc. and will be incorporated into the Company’s Advanced Ceramic Operations segment (ACO), headed by Ceradyne Vice President David Reed. It is Ceradyne’s intent to leave all current VIOX personnel in place in Seattle, including VIOX’s current President, Reynold Hagel. It is also Ceradyne’s intent to provide financial, technical and other Ceradyne resources to facilitate the anticipated growth of VIOX.

David Reed, Ceradyne Vice President, commented: “I am extremely enthused over the VIOX acquisition. It will fit into our strategy of product and market diversification while sticking with Ceradyne’s core technical ceramic technology. It is our intention to provide the resources to VIOX that will allow them to take advantage of market opportunities much faster and more efficiently than the ‘pre-acquisition’ smaller VIOX could have achieved. Perhaps as important,” Reed continued, “the VIOX people will fit right into the Ceradyne culture; they are hard working, entrepreneurial ceramic/glass technologists with a multi-year profit record.”

Reynold Hagel, VIOX President, said: “I know for myself and the rest of the VIOX management team that it will be a promising and exciting opportunity to be part of the Ceradyne team and that we will have the resources available to enable us to further grow the company. We are confident that our solar glass customers, bio-active glass customers and other specialty glass customers will view this Ceradyne/VIOX team in a very favorable light.”

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

# # #